                          CERTIFICATE OF DESIGNATIONS
                               ICHOR CORPORATION


     ICHOR Corporation, a Delaware corporation (the "Corporation"), desires to designate the rights and preferences of a series of preferred stock (the "Series 2 Preferred Stock") in accordance with the Corporation's Certificate of Incorporation and Section 151 of the Delaware General Corporation Law.
Roy Zanatta, Director of the Corporation, hereby certifies the following:

     1. This Certificate is the act and deed of Roy Zanatta, Director of the Corporation. The facts stated in this Certificate are true.

     2.   The resolutions attached as Exhibit A were duly adopted by the board
                                      ---------
of directors effective November 30, 1999.

     3. The number of shares of Series 2 Preferred Stock to which the resolutions at Exhibit A apply is 100,000 shares.
               ---------

     DATED December 6, 1999.

                                                   /s/ Roy Zanatta
                                       ---------------------------------------
                                       Roy Zanatta
                                       Director


     DATED December 6, 1999.

                                                   /s/ Karim Lalani
                                       ---------------------------------------
                                                (Signature of Notary)


                                                    Karim Lalani
                                       ---------------------------------------
                                       (Legibly Print or Stamp Name of Notary)

                           Notary public in and for British Columbia, Canada ,
                                                    -------------------------
                           residing at  Vancouver, British Columbia
                                        -------------------------------------

                           My commission expires at the pleasure of her majesty the Queen in the Right of the Province of British Columbia


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                                   EXHIBIT A


                            DIRECTORS' RESOLUTIONS
                            ----------------------


BE IT RESOLVED THAT:

1. A second series of Preferred Stock be and is hereby designated as "5% Cumulative Redeemable Convertible Preferred Stock, Series 2" (the "Series 2 Preferred Stock").

2. The number of Series 2 Preferred Stock in the capital of the Corporation be and is hereby fixed at 100,000.

3. The Series 2 Preferred Stock shall have attached thereto the special rights and restrictions, as a series, in substantially the form set out in Schedule "A" hereto, with such changes, additions and alterations thereto as the President or Secretary may deem necessary or desirable, and that the constating documents of the Corporation be amended as necessary to incorporate same.

4. Any one director or officer of the Corporation be and is hereby authorized to execute and deliver the Certificate of Designations relating to the Series 2 Preferred Stock for and on behalf of the Corporation.


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                                 SCHEDULE "A"

     The second series of Preferred Stock, designated 5% Cumulative Redeemable Convertible Preferred Stock, Series 2 (the "Series 2 Shares") shall have attached thereto, in addition to the rights, privileges, restrictions, conditions and limitations attaching to the Preferred Stock as a class, the following rights, privileges, restrictions and conditions (the "Series 2 Provisions"):

1.     GENERAL

1.1    Definitions
       -----------

       Where used in these Series 2 Provisions, the following words and phrases shall, unless there is something in the context otherwise inconsistent therewith, have the following meanings, respectively:

(a) "business day" means a day other than a Saturday, Sunday or any other day treated as a holiday in the State of Delaware;

(b) "close of business" means the normal closing hour of the principal office of the transfer agent for the Series 2 Shares;

(c) "Common Shares" means the Common Shares in the Corporation as such shares were constituted on November 30, 1999, or as such shares may be changed from time to time, provided that any adjustment in the Conversion Rate required by clause 3.5 hereof has been made;

(d)    "Conversion Price" means 90% of the Current Market Price;

(e) "Conversion Rate" means at any time the number of Common Shares into which one Series 2 Share may be converted at such time in accordance with the provisions of Section 3;

(f) "Current Market Price" of the Common Shares on any date means the arithmetic weighted average of the closing prices for sales of Common Shares on the designated exchange based upon the 20 day average closing trading price on the designated exchange, provided that in the event that the Common Shares are not listed on any stock exchange or through any quotation system, Current Market Price shall be determined by the board of directors of the Corporation, which determination shall be conclusive;

(g) "designated exchange" means on any date, the stock exchange or quotation system through which the largest number of Common Shares of the Corporation traded over the 20 trading day period immediately preceding such date;

(h) "director" means a director of the Corporation for the time being and "directors" or "board of directors" means the board of directors of the Corporation or, if duly constituted and empowered, the executive committee of the board of directors of the Corporation for the time being, and reference, without further elaboration, to action by the directors means either action by the directors of the Corporation as a board or action by the said executive committee as such committee;

(i) "herein", "hereto", "hereunder", "hereof", "hereby" and similar expressions mean or refer to these Series 2 Provisions and not to any particular Section, clause, subclause, subdivision or portion hereof, and the expressions "Section", "clause" and "subclause" followed by a number or a letter mean and refer to the specified Section, clause or subclause hereof;

(j) "Initial Issue Date" means the first date on which any Series 2 Shares are issued and outstanding;

(k)    "Issue Price" means $10.00 per Series 2 Share;

(l) "Junior Shares" means any shares in the capital of the Corporation ranking after or subordinate to the Series 2 Shares as to the payment of dividends or the return of capital, including, without limiting the generality of the foregoing, the Common Shares;

(m) "Liquidation Distribution" means the distribution of assets of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;

(n) "ranking as to capital" means ranking or priority with respect to the distribution of assets in the event of a Liquidation Distribution;

(o) "Series 1 Shares" means the first series of Preferred Stock, designated 5% Cumulative Redeemable Convertible Preferred Stock, Series 1, of which 467,500 are issued and outstanding as at November 30, 1999;

(p) "Series 1 Holder" means a person recorded in the securities register of the Corporation as being the registered holder of one or more Series 1 Shares;

(o) "Series 2 Holder" means a person recorded on the securities register of the Corporation as being the registered holder of one or more Series 2 Shares;

(p) "trading day" means any day on which the designated exchange is open for business and on which the relevant class of shares of the Corporation are traded; and

(q) "transfer agent" means the corporation or corporations from time to time appointed by the directors as the transfer agent for the Series 2 Shares and, in the event that no such person is appointed, "transfer agent" means the Corporation.

1.2    Gender, etc.
       ------------

       Words importing only the singular number include the plural and vice versa and words importing any gender include all genders.

1.3    Currency
       --------

       All monetary amounts referred to herein shall be in lawful money of the United States.

1.4    Headings
       --------

       The division of these Series 2 Provisions into sections, clauses, subclauses or other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.5    Business Day
       ------------

       In the event that any date upon which any dividends on the Series 2 Shares are payable by the Corporation, or upon or by which any other action is required to be taken by the Corporation or any Series 2 Holder hereunder, is not a business day, then such dividend shall be payable or such other action shall be required to be taken on or by the next succeeding day which is a business day.

2.     DIVIDENDS

2.1    Declaration and Payment of Dividends
       ------------------------------------

       The holders of Series 2 Shares shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors out of funds legally available for such purpose, fixed preferential cumulative cash dividends at the rate of $0.50 per share per annum. Such dividends shall accrue, whether or not earned or declared, from and including the date of issue of such shares and, subject as hereinafter provided, shall be payable in equal quarterly installments of $0.125 per share on the last day of each of March, June, September and December in each year (each of which date is hereinafter referred to as a "dividend payment date"). The first dividend payment date shall be December 31, 1999. In the event that the Corporation does not have sufficient funds legally available for the purpose of payment of dividends to allow full payment of dividends to Series 1 Holders and Series 2 Holders on any dividend payment date, payment of dividends on such date shall be made pro rata and pari passu to the holders of the Series 1 Shares and the Series 2 Shares.

2.2    Amount of Dividend
       ------------------

       The amount of the dividend for any period which is less than a full quarter with respect to any Series 2 Share:

       (i)    which is issued, redeemed or purchased; or

       (ii) where assets of the Corporation are distributed to the Series 2 Holders pursuant to Section 6 hereof;

shall be equal to the amount calculated by multiplying $0.125 by a fraction the numerator of which is the number of days in such quarter for which such share has been outstanding (including the dividend payment date at the beginning of such quarter if such share was outstanding on that date excluding the next succeeding dividend payment date if such share was outstanding on that date), and the denominator of which is the number of days in such quarter (including the dividend payment date at the beginning thereof and excluding the next succeeding dividend payment date).

       The amount of dividend payable in respect of each Series 2 Share on the first dividend payment date following the Initial Issue Date shall be that proportion of $0.125 which the number of days from and including the Initial Issue Date to but excluding such dividend payment date is to the total number of days in the 3 month period immediately preceding such dividend payment date.

2.3    Cumulation of Dividends
       -----------------------

       If on any dividend payment date a dividend accrued to and payable on such date is not paid in full on the Series 2 Shares then issued and outstanding, the dividend or the unpaid part thereof shall be paid on a subsequent dividend payment date or dividend payment dates determined by the board of directors on which the Corporation shall have sufficient moneys legally available for the payment of the same. The Series 2 Holders shall not be entitled to any dividends other than or in excess of the fixed preferential cumulative dividends provided for in this Section 2.

3.     CONVERSION

3.1    Right to Convert
       ----------------

       Upon and subject to the terms and conditions hereinafter set forth, the holders of Series 2 Shares shall have the right, at any time and from time to time, up to the close of business on November 30, 2004, or, in the case of Series 2 Shares called for redemption, to the close of business on the business day immediately preceding the date fixed for redemption, whichever is earlier (provided, however, that if the Corporation shall fail to redeem such Series 2 Shares in accordance with the notice of redemption the right of conversion shall thereupon be restored as if such call for redemption had not been made), to convert all or any part of their Series 2 Shares into fully paid and non-assessable Common Shares, at the Conversion Rate in effect on the date of conversion. Unless and until adjusted in accordance with these Series 2 Provisions, the Conversion Rate shall be equal to the quotient obtained when the Issue Price plus all accrued and unpaid dividends thereon outstanding as at the date of conversion is divided by the Conversion Price.

3.2    Conversion Procedure
       --------------------

       The conversion right provided for in clause 3.1 may be exercised by completing and executing a notice of conversion on the certificate or certificates representing the Series 2 Shares in respect of which the holder thereof desires to exercise such right of conversion or such other form of notice approved by the Corporation and by delivering the said notice and certificate or certificates to the transfer agent for the Series 2 Shares at any office for the transfer of the Series 2 Shares. The said notice of conversion shall be signed by such holder or by his duly authorized attorney or agent, with signature guaranteed in a manner satisfactory to the transfer agent and shall specify the number of Series 2 Shares which the Series 2 Holder desires to have converted. The transfer form in the certificate or certificates in question need not be endorsed, except in the circumstances contemplated by clause 3.3. If less than all the Series 2 Shares represented by a certificate or certificates are to be converted, the Series 2 Holder shall be entitled to receive, at the expense of the Corporation, a new certificate representing the Series 2 Shares represented by the certificate or certificates surrendered as aforesaid which are not to be converted.

3.3    Person to Whom Common Shares will be Issued
       -------------------------------------------

       On any conversion of Series 2 Shares the share certificates for Common Shares resulting therefrom shall be issued at the expense of the Corporation in the name of the registered holder of the Series 2 Shares converted or in such name or names as such registered holder may direct in writing, provided that such registered holder shall pay any applicable security transfer taxes. In any case where the Common Shares are to be issued in the name of a person other than the holder of the converted Series 2 Shares, the transfer form on the back of the certificates in question shall be endorsed by the registered holder of the Series 2 Shares or his duly authorized attorney or agent, with signature guaranteed in a manner satisfactory to the transfer agent.

3.4    Effective Date of Conversion
       ----------------------------

       Each Series 2 Holder whose shares are to be converted in whole or in part (or any other person or persons in whose name or names any certificates representing Common Shares are issued as provided in clause 3.3) shall be deemed to have become the holder of record of the Common Shares into which such Series 2 Shares are converted, for all purposes, on the respective dates of receipt by the transfer agent of the certificate or certificates representing the Series 2 Shares to be converted as provided in clause 3.2, notwithstanding any delay in the delivery of the certificate or certificates representing the Common Shares into which such Series 2 Shares have been converted and, effective as of and throughout such respective dates, the Series 2 Holder shall cease to be registered as the holder of record of the Series 2 Shares so converted.

3.5    Adjustment of Conversion Rate
       -----------------------------

       3.5.1 If and whenever at any time and from time to time the Corporation shall (i) subdivide, redivide or change its then outstanding Common Shares into a greater number of Common Shares, (ii) reduce, combine or consolidate or change its then outstanding Common Shares into a lesser number of Common Shares, or (iii) issue Common Shares (or securities exchangeable or convertible into Common Shares) to the holders of all or substantially all of its then outstanding Common Shares by way of stock dividend or other distribution (other than a stock dividend paid in the ordinary course) (any of such events being herein called a "Common Share Reorganization"), the Conversion Rate shall be adjusted effective immediately after the record date at which the holders of Common Shares are determined for the purpose of the Common Share Reorganization to provide that each Series 2 Holder shall thereafter be entitled to receive such number of Common Shares as he would have been entitled to receive had he exercised his conversion rights immediately prior to such Common Share Reorganization.

       3.5.2 If and whenever there is a capital reorganization of the Corporation not otherwise provided for in this clause 3.5 or a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of the Corporation with or into another body corporate (any such event being called a "Capital Reorganization"), any Series 2 Holder who has not exercised his right of conversion prior to the record date for such Capital Reorganization shall be entitled to receive and shall accept, upon the exercise of such right at any time after the record date for such Capital Reorganization, in lieu of the number of Common Shares to which he was theretofore entitled upon conversion, the aggregate number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization that such holder would have been entitled to receive as a result of such Capital Reorganization if, on the record date, he had been the registered holder of the number of Common Shares to which he was theretofore entitled upon conversion, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this clause 3.5; provided that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the Series 2 Holder shall thereafter be entitled to receive such number of shares or other securities of the Corporation or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization.

       3.5.3 In case of any reclassification of, or other change in, the outstanding Common Shares other than a Common Share Reorganization or a Capital Reorganization, the right of conversion shall be adjusted immediately after the record date for such reclassification or other change so that Series 2 Holders shall be entitled to receive, upon the exercise of such right at any time after the record date of such reclassification or other change, such shares, securities or rights as they would have received had such Series 2 Shares been converted into Common Shares immediately prior to such record date subject to adjustment thereafter in accordance with provisions, the same as nearly may be possible, as those contained in this clause 3.5.

3.6    Entitlement to Dividends
       ------------------------

       Each Series 2 Holder on the record date for any dividend declared payable on the Series 2 Shares shall be entitled to such dividend notwithstanding that any Series 2 Share owned by him is converted after such record date and before the payment date of such dividend. The registered holder of any Common Share resulting from any conversion effected pursuant to this Section 3 shall be entitled to rank equally with the registered holders of all other Common Shares in respect of all dividends declared payable to holders of Common Shares of record on or after the date of conversion.

3.7    Avoidance of Fractional Shares
       ------------------------------

       In any case where a fraction of a Common Share would otherwise be issuable on conversion of one or more Series 2 Shares, the Corporation shall, at its option, either (i) adjust such fractional interest by payment by check in an amount equal to the then current market value of such fractional interest or (ii) issue in respect of such fraction a scrip certificate transferable by delivery entitling the holder thereof and of other similar certificates aggregating one full Common Share, upon surrender of such certificates at such place as may be designated therein, to obtain from the Corporation a full Common Share and to receive a share certificate therefor; such checks shall be payable to the holders thereof in lawful money of the United States at par at any branch in the United States of the Corporation's bankers for the time being and such scrip certificates shall be in such form and shall be subject to such terms and conditions as the directors may determine and shall provide that the holder thereof shall not thereby be a shareholder and shall not be entitled to receive dividends or to any other rights of a shareholder. The amount of any cash adjustment shall equal the current market value of such fractional interest computed on the basis of the last sale price (or average of the bid and asked prices if there were no sales) per share for the Common Shares on the NASDAQ Stock Market (or, if such shares are not then listed and posted for trading on such stock exchange, on such stock exchange or quotation system through which such shares are listed and posted for trading as may be selected by the board of directors) on the business day next preceding the conversion date. In the event that the Common Shares of the Corporation are not listed on any stock exchange or through any quotation system the current market value shall be determined by the board of directors which determination shall be conclusive.

4.     REDEMPTION

4.1    Optional Redemption
       -------------------

       4.1.1 The Corporation, upon giving notice as hereinafter provided, may redeem all at any time and part from time to time of the then outstanding Series 2 Shares, on payment for each share to be redeemed of the Issue Price together in each case with an amount equal to all accrued and unpaid cumulative preferential dividends thereon calculated to but excluding the date fixed for redemption, the whole constituting and herein


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                                       8


              referred to as the "Redemption Price". The Redemption Price shall be adjusted in the event of any subdivision, redivision, reduction, combination or consolidation of the outstanding Series 2 Shares to provide that the Series 2 Holders shall thereafter be entitled to receive the same amount in respect of the Redemption Price as they would have been entitled to receive had the Corporation redeemed the Series 2 Shares prior to the occurrence of any such event.

4.2    Partial Redemption
       ------------------

       If less than all the Series 2 Shares are at any time to be redeemed, the shares to be redeemed shall be selected by lot or in such other manner as the board of directors may deem equitable or, if the board of directors so determines, on a pro rata basis, disregarding fractions, according to the number of Series 2 Shares held by each of the registered holders thereof. If less than all of the Series 2 Shares are at any time to be redeemed and a Series 2 Holder has duly exercised his right to convert into Common Shares all or any part of the number of Series 2 Shares held by such holder which have been called for redemption, the number of Series 2 Shares held by such Series 2 Holder to be redeemed shall be reduced by the number (but not exceeding the number of Series 2 Shares held by such Series 2 Holder called for redemption) of Series 2 Shares in respect of which such registered holder has duly exercised his right to convert into Common Shares. If only a part of the Series 2 Shares represented by any certificate shall be redeemed, a new certificate representing the balance of such shares shall be issued to the holder thereof at the expense of the Corporation upon presentation and surrender of the first mentioned certificate.

4.3    Method of Redemption
       --------------------

       4.3.1 In any case of redemption of Series 2 Shares, the Corporation shall not less than 10 days and not more than 45 days before the date specified for redemption send by prepaid first class mail or deliver to the registered address of each person who at the date not more than 50 days prior to the date of mailing or delivery is a Series 2 Holder to be redeemed a notice in writing of the intention of the Corporation to redeem the Series 2 Shares registered in the name of such holder. Accidental failure or omission to give such notice to one or more holders shall not affect the validity of such redemption, but upon such failure or omission being discovered notice shall be given forthwith to such holder or holders and such notice shall have the same force and effect as if given in due time. Such notice shall set out the number of Series 2 Shares held by the person to whom it is addressed which are to be redeemed, the Redemption Price, the date specified for redemption and the place or places at which holders of Series 2 Shares may present and surrender such shares for redemption.

       4.3.2 On the date so specified for redemption, the Corporation shall pay or cause to be paid to or to the order of the Series 2 Holders to be redeemed the Redemption Price of such shares on presentation and surrender of the certificate or certificates representing the Series 2 Shares called for redemption at the registered office of the Corporation or any other place or places specified in the notice of redemption. Payment in respect of Series 2 Shares being redeemed shall be made by check payable to the holder thereof in lawful money of the United States at par at any branch in the United States of the Corporation's bankers for the time being.

       4.3.3 From and after the date specified for redemption in any such notice of redemption, the Series 2 Shares called for redemption shall cease to be entitled to dividends or any other participation in the assets of the Corporation and the holders thereof shall not be entitled to exercise any of their other rights as shareholders in respect thereof unless payment of the Redemption Price shall not be made upon presentation and surrender of the certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.

       4.3.4 The Corporation shall have the right at any time on or after the mailing or delivery of notice of its intention to redeem Series 2 Shares to deposit the Redemption Price of the Series 2 Shares so called for redemption, or of such of the Series 2 Shares which are represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, to a special account in any specified United States bank named in such notice of redemption or in a subsequent notice to the registered holders of the shares in respect of which the deposit is made, to be paid without interest to or to the order of the respective Series 2 Holders whose shares have been called for redemption, upon presentation and surrender to such bank of the certificates representing such shares. Upon such deposit being made, the Series 2 Shares in respect of which such deposit shall have been made shall be deemed to have been redeemed and the rights of the holders thereof after such shall be limited to receiving their proportion (less any tax required to be deducted or withheld therefrom) of the amount so deposited without interest, upon presentation and surrender of the certificate or certificates representing the Series 2 Shares being redeemed. Any interest allowed on any such deposit shall belong to the Corporation.

       4.3.5 Redemption moneys that are represented by a check which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including moneys held on deposit in a special account as provided for above) for a period of 5 years from the date specified for redemption shall be forfeited to the Corporation.

5.     RESTRICTIONS ON DIVIDENDS, RETIREMENT AND ISSUANCE OF SHARES

       While any Series 2 Shares are outstanding, the Corporation shall not, without the approval of the holders of Series 2 Shares given as hereinafter specified:

(a) declare, set aside for payment or pay any dividends on or make distributions on or in respect of any Junior Shares (other than dividends consisting of Junior Shares); or

(b) call for redemption, redeem, purchase, retire or acquire for value or distribute in respect of any Junior Shares (except to the extent and out of net cash proceeds received by the Corporation from a substantially concurrent issue of Junior Shares); or

(c) call for redemption, redeem, purchase or otherwise retire or acquire for value less than all of the Series 2 Shares outstanding;

unless, in each such case, all dividends then payable on the Series 2 Shares then outstanding accrued up to and including the dividends payable on the immediately preceding respective date or dates for the payment of dividends thereon shall have been declared and paid or set apart for payment or unless such action has been approved by the Series 2 Holders.

6.     LIQUIDATION, DISSOLUTION OR WINDING-UP

       In the event of any Liquidation Distribution, each Series 2 Holder shall be entitled to receive before any amount shall be paid by the Corporation or any assets of the Corporation shall be distributed to registered holders of shares ranking as to capital junior to the Series 2 Shares in connection with the Liquidation Distribution, an amount equal to the stated capital per share of all Series 2 Shares held by such holder, together with an amount equal to all accrued but unpaid cumulative dividends thereon. After payment to the Series 2 Holders of the amount so payable to them, they shall not be entitled to share in any further distribution of assets of the Corporation.

7.     VOTING RIGHTS

       Except as otherwise required by law, the holders of the Series 2 Shares shall not be entitled, as such, to receive notice of or attend or vote at any meeting of shareholders of the Corporation other than a meeting of Series 2 Holders.

8.     AMENDMENTS TO SERIES 1 PROVISIONS

       These Series 2 Provisions may be repealed, altered, modified, amended or varied only with the prior approval of the holders of the Series 2 Shares given in the manner provided in Section 9 hereof in addition to any other approval required by any statutory provision of like or similar effect applicable to the Corporation, from time to time in force.

9.     CONSENTS AND APPROVALS

9.1 The approval of the Series 2 Holders with respect to any and all matters may be given by one or more consents in writing signed by the holders of at least 2/3 of the issued and outstanding Series 2 Shares or by a resolution passed by at least 2/3 of the votes cast at a meeting of the Series 2 Holders duly called for that purpose and held upon at least 10 days' notice, at which the holders of at least 1/3 of the outstanding Series 2 Shares are present or represented by proxy. If at any such meeting the holders of 1/3 of the outstanding Series 2 Shares are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting may be adjourned to such date being not less than 7 days later and to such time and place as may be appointed by the chairman of the meeting.

9.2 The formalities to be observed with respect to the giving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed by the by-laws of the Corporation with respect to meetings of shareholders.

9.3 On every vote taken at every such meeting or adjourned meeting every Series 2 Holder shall be entitled to one vote in respect of each Series 2 Share of which he is the registered holder.

10.    NOTICES

10.1 Any notice required or permitted to be given to any Series 2 Holder shall be sent by first class mail, postage prepaid, or delivered to such holder at his address as it appears on the records of the Corporation or, in the event of the address of any such shareholder not so appearing, to the last known address of such shareholder. The accidental failure to give notice to one or more of such shareholders shall not affect the validity of any action requiring the giving of notice by the Corporation. Any notice given as aforesaid shall be deemed to be given on the date upon which it is mailed or delivered.